SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                        -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 5)1/

                          Heartland Partners, L.P.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Class A Limited Partnership Units
                       (Title of Class of Securities)

                                422357 10 3
--------------------------------------------------------------------------------
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                           333 West Wacker Drive
                          Chicago, Illinois 60606
                               (312) 739-2138
--------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                               March 9, 1999
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

-------------------------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: 422357-10-3                13D


1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                         Waveland Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                        Illinois

--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

                  --------------------------------------------------------------
NUMBER OF             8        SHARED VOTING POWER
SHARES                              262,789
BENEFICIALLY      --------------------------------------------------------------
OWNED BY              9        SOLE DISPOSITIVE POWER
EACH
REPORTING         --------------------------------------------------------------
PERSON                10       SHARED DISPOSITIVE POWER
                                    262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                        Page 2 of 10 Pages

 CUSIP NO.: 422357-10-3                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland Capital Management, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                  --------------------------------------------------------------
NUMBER OF              8        SHARED VOTING POWER
SHARES                              262,789
BENEFICIALLY      --------------------------------------------------------------
OWNED BY               9        SOLE DISPOSITIVE POWER
EACH
REPORTING         --------------------------------------------------------------
PERSON                 10       SHARED DISPOSITIVE POWER
                                    262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                         Page 3 of 10 Pages

 CUSIP NO.: 422357-10-3                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                                    Clincher Capital Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois
--------------------------------------------------------------------------------
                        7        SOLE VOTING POWER

                      ----------------------------------------------------------
NUMBER OF               8        SHARED VOTING POWER
SHARES                           262,789
BENEFICIALLY          ----------------------------------------------------------
OWNED BY                9        SOLE DISPOSITIVE POWER
EACH
REPORTING             ----------------------------------------------------------
PERSON                  10       SHARED DISPOSITIVE POWER
                                 262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

                                                         Page 4 of 10 Pages

 CUSIP NO.: 422357-10-3               13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                   Waveland Capital Management, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) (_)
                                                                      (b) (_)
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    (_)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                       Illinois
--------------------------------------------------------------------------------
                        7        SOLE VOTING POWER

                     -----------------------------------------------------------
NUMBER OF               8        SHARED VOTING POWER
SHARES                           262,789
BENEFICIALLY         -----------------------------------------------------------
OWNED BY                9        SOLE DISPOSITIVE POWER
EACH
REPORTING            -----------------------------------------------------------
PERSON                  10       SHARED DISPOSITIVE POWER
                                 262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                          Page 5 of 10 Pages

 CUSIP NO.: 422357-10-3               13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                       Waveland Partners, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (_)
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

                   -------------------------------------------------------------
NUMBER OF             8        SHARED VOTING POWER
SHARES                         262,789
BENEFICIALLY       -------------------------------------------------------------
OWNED BY              9        SOLE DISPOSITIVE POWER
EACH
REPORTING          -------------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                         Page 6 of 10 Pages

 CUSIP NO.:422357-10-3                13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Waveland International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
--------------------------------------------------------------------------------
                        7        SOLE VOTING POWER

                    ------------------------------------------------------------
NUMBER OF               8        SHARED VOTING POWER
SHARES                           262,789
BENEFICIALLY        ------------------------------------------------------------
OWNED BY                9        SOLE DISPOSITIVE POWER
EACH
REPORTING           ------------------------------------------------------------
PERSON                  10       SHARED DISPOSITIVE POWER
                                 262,789
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         262,789 Units
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.27%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                           Page 7 of 10 Pages

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

         (a) The reporting persons may be deemed to beneficially own 262,789 Units representing approximately 12.27% of the Units outstanding as of September 30, 1998 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

         (b) Each of the reporting persons may be deemed to share beneficial ownership of the Units which are owned directly by Waveland International.

         (c) In the past 60 days, Waveland International effected the following open market purchases of Units:



                              Number of                  Average Price
Date                     Units Acquired                     Per Unit
----                     --------------                   ------------

January 4, 1999                     600                        16.3750
February 5, 1999                  5,000                        15.1750
February 8, 1999                    400                        15.2500
February 11, 1999                 3,900                        16.1250
March 5, 1999                     4,600                        15.2500
March 8, 1999                     3,000                        14.0000
March 9, 1999                     5,000                        14.0000




                                                       Page 8 of 10 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 25, 1999


                             WAVELAND PARTNERS, L.P.
                             By: Waveland Capital Management, L.P.
                                 Its: General Partner
                                 By: Clincher Capital Corporation
                                     Its: General Partner

                                 By:  /s/ David S. Richter
                                     ----------------------------
                                     David S. Richter, President


                              WAVELAND CAPITAL MANAGEMENT, L.P.
                              By: Clincher Capital Corporation
                                  Its: General Partner

                                 By:  /s/ David S. Richter
                                     ----------------------------
                                      David S. Richter, President


                              CLINCHER CAPITAL CORPORATION


                                 By:  /s/ David S. Richter
                                     ----------------------------
                                     David S. Richter, President


                               WAVELAND CAPITAL MANAGEMENT, LLC


                                 By:  /s/ David S. Richter
                                     --------------------------
                                     David S. Richter, Manager


                                WAVELAND PARTNERS, LTD.


                                By:  /s/ David S. Richter
                                     ----------------------------
                                     David S. Richter, Director


                                WAVELAND INTERNATIONAL, LTD.


                                By:  /s/ David S. Richter
                                     ----------------------------
                                     David S. Richter, Director


                                                         Page 9 of 10 Pages